Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement filed by Old Line Bancshares, Inc. on Form S-4, as amended by this Pre-Effective Amendment No. 2 on Form S-4/A, of our report dated March 21, 2012 with respect to the consolidated statements of financial condition of WSB Holdings, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2011, that are also included in the Registration Statement.  We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Stegman & Company

Baltimore, Maryland
January 16, 2013